Exhibit 19.1

Effective Date: April 2015, amended December 2017, December 2018 and December 2023

INSIDER TRADING POLICY

GENERAL

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by OUTFRONT Media Inc. (the “Company”) and all directors, officers and employees thereof, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

Federal securities laws prohibit so-called “insider trading.” Insider trading occurs when a person uses material, non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.”

APPLICABILITY

This Policy applies to all directors, executive officers, employees, agents, consultants and advisors of the Company and its subsidiaries, and any “related person” of the foregoing. A “related person” includes a spouse, minor children and anyone else living in the person’s household; partnerships in which the person is a general partner; trusts of which the person is a trustee; estates of which the person is an executor; and other equivalent legal entities that the person controls.
This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities such as swaps, forwards and futures relating to any of the Company’s securities, whether or not issued by the Company. This Policy also applies to transactions in the Company’s securities, even after termination of service from the Company, except that, other than for six months post-termination with respect to directors and executive officers subject to reporting under Section 16 (“Section 16 Persons”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the pre-clearance and trading window procedures will cease to apply to transactions in the Company’s securities upon the expiration of any closed trading window or other Company-imposed trading restrictions applicable at the time of the termination of service.
Whether or not expressly stated below, where applicable, this Policy also applies to transactions in securities of any other publicly-traded company, including the Company’s customers or suppliers, if material, non-public information relating to that company is obtained in the course of employment by or association with the Company, as well as disclosure of such material, non-public information to others.

POLICY GUIDELINES

Trading While Aware of Material, Non-Public Information; Disclosure of Material, Non-Public Information; Tipping

If a director, executive officer, employee, agent, consultant or advisor of the Company or its subsidiaries, or any related person of the foregoing, is aware of material, non-public information relating to the Company, such person may not buy, sell, pledge, loan, donate or gift securities of the Company or engage in any other transactions with respect to the Company’s securities, or engage in any other action to take advantage of such information.

Material, non-public information relating to the Company must not be disclosed or “tipped” to anyone where such information may be used by such person to his or her benefit by trading in the Company’s securities, nor shall an employee make any recommendations or express any opinions as to trading in the Company’s securities to any other person on the basis of material, non-public information. This prohibition includes unauthorized dissemination of material, non-public information, as well as confidential information relating to the Company, made through social media or otherwise. See the Company’s Business Conduct Statement, Regulation FD Policy, and Guidelines on Use of Social Media and Other Communications. Persons other than insiders can be liable for insider trading, including tippees who trade on material, non-public information tipped to them. Information may be disclosed to another employee or advisor of the Company only to the extent he or she needs to know such information in order to fulfill his or her job responsibilities for the Company.

What is “Material” Information?

Generally, information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

revenue and earnings information and quarterly results, including earnings guidance;
significant business plans or strategies;
mergers, acquisitions, tender offers, joint ventures, or changes in assets;
changes in control of the Company or changes in senior management;
new products, contracts with suppliers, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
changes in auditors or auditor notification that the issuer may no longer rely on an audit report;
significant events concerning the Company’s assets;
events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding);
bankruptcies or receiverships;

regulatory investigations or litigation-related developments involving the Company; and
regulatory approvals or changes in regulations and any analysis of how they affect the Company.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Company’s General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

What is “Non-public” Information?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or Business Wire. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in securities of the Company starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in until Thursday. If the announcement is made on Friday after trading begins, employees may not trade until Wednesday of the following week.

Hedging Prohibitions

Directors, executive officers and employees, and their related persons, may not trade in options, warrants, convertible securities, puts and calls or similar derivative instruments such as swaps, forwards and futures with respect to the Company’s securities or sell the Company’s securities “short.” This restriction does not prevent such persons from exercising options granted to them by the Company in accordance with this Policy and other Company policies. See the Company’s Corporate Governance Guidelines for additional information regarding restrictions on hedging related to the Company.

Pledging Prohibitions

Directors and executive officers, and their related persons, may not hold the Company’s securities in margin accounts or pledge the Company’s securities as collateral for a loan.

Trading Windows and Trading Pre-Clearance

Directors, executive officers and any other employees as designated by the Company may only buy or sell the Company’s securities in the public market during the period beginning on the third full trading day following the public release of the Company’s quarterly and annual earnings for the immediately preceding fiscal quarter, and ending 15 calendar days prior to the end of the next fiscal quarter. It should be noted that even during the trading window, any person possessing material, non-public information concerning the Company should not engage in any transactions in the Company’s securities until the third full trading day following the public disclosure of such information. Each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the trading window should not be considered a “safe harbor” from securities law violations. “Limit orders” through a broker are prohibited when the trading window is closed, and the brokers with whom any such limit order is placed must be informed of such prohibition at the time such limit order is placed.

The Company may also implement special trading windows and blackout periods during a time in which a significant, non-routine event is occurring or will occur. The Company will notify directors, executive officers and employees in the event a special trading window or blackout period will go into effect.

In addition, certain of the Company’s directors, executive officers and specifically identified employees must obtain pre-clearance from the Company’s General Counsel, or his or her designee, before he, she, or a related person, makes any purchases or sales of the Company’s securities, even if a trading window is open. Those included on this pre-clearance list will be notified by the Company. Further, when the trading window is closed, any person restricted from buying or selling the Company’s securities may request pre-clearance from the Company’s General Counsel, or his or her designee, for such person or a related person to make purchases or sales of the Company’s securities, provided that such person can demonstrate a financial or other personal hardship and that such person does not possess material, non-public information concerning the Company. A request for pre-clearance should be submitted to the Company’s General Counsel at least two trading days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material, non-public information about the Company, and should describe those circumstances, along with any hardship circumstances if applicable, to the Company’s General Counsel. Pre-clearance to trade will not constitute legal advice or advice regarding the investment aspects of any transaction, and the Company’s General Counsel and his or her designee, are in no way obligated to clear any purchase or sale of the Company’s securities. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested.

Short-Term Trading

No Section 16 Person, or any related person of the foregoing, may purchase the Company’s securities in the open market and then sell the Company’s securities of the same class within six months of such purchase, or sell the Company’s securities in the open market and then purchase the Company’s securities of the same class within six months of such sale, without pre-clearance from the Company’s General Counsel, or his or her designee.

Prearranged Trading Plans

Directors, executive officers and employees may not implement prearranged written trading plans, contracts, instructions, or arrangements under Rule 10b5-1 of the Exchange Act without pre-clearance from the Company’s General Counsel, or his or her designee, in consultation with the Human Resources Department and the Chief Financial Officer of the Company. If a Rule 10b5-1 trading plan is approved and established in accordance with Rule 10b5-1 and the requirements described below, the Company’s securities may be purchased or sold pursuant to the trading plan without regard to the trading windows and pre-clearance restrictions.

The trading plan must be adopted during a period when the trading window is open, no other trading restrictions have been imposed and the individual is not in possession of material non-public information. In addition, a trading plan must provide a minimum of thirty (30) days following its adoption or modification before a trade can occur under the trading plan (the “Cooling-Off Period”). For Section 16 Persons, the Cooling-Off Period is ninety (90) days following adoption or modification of the trading plan, or two (2) business days following the disclosure of quarterly financial results for the quarter the trading plan was adopted or modified, whichever is later. Persons adopting a trading plan must also act in good faith with respect to the plan. Trading plans adopted or modified by Section 16 Persons must include representations from the individual certifying that they are not aware of any material non-public information about the issuer or its securities, and that they are acting in good faith and not as part of any plan or scheme to evade the prohibitions of Rule 10b-5.

Employee Benefit Plan Blackout Periods

The securities laws prohibit directors and executive officers of a public company from directly or indirectly acquiring or disposing of any equity securities of a public company received in connection with such person’s service or employment as a director or executive officer during an individual account plan “blackout period.” “Individual account plans” include 401(k) plans, stock bonus plans and money purchase pension plans. An individual account plan “blackout period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans.

VIOLATION OF THIS POLICY

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. Any violation of this Policy shall be brought to the attention of the Company’s General Counsel and may constitute grounds for termination of service.

QUESTIONS
If you have any questions about this Policy, please contact the Company’s General Counsel.